                                                                       EXHIBIT 2

                           VOTING AND TENDER AGREEMENT

        Voting and Tender Agreement (the "AGREEMENT" or "VOTING AND TENDER AGREEMENT") dated as of June 28, 2000 among the Eugene C. Pulliam Trust (the "TRUST"), Gannett Co., Inc., a Delaware corporation ("PARENT"), and Pacific and Southern Indiana Corp., an Indiana corporation ("Merger Subsidiary").

        WHEREAS, Central Newspapers, Inc. (the "COMPANY"), Parent and Merger Subsidiary, immediately after the execution and delivery of this Agreement, are entering into an Agreement and Plan of Merger (the "MERGER AGREEMENT") pursuant to which Parent, among other things, has agreed to commence a cash tender offer to purchase shares of Company Stock as described in the Merger Agreement, followed by the merger of Merger Subsidiary with and into the Company on the terms and conditions set forth therein; and

        WHEREAS, as a condition to Parent entering into the Merger Agreement and in order to induce Parent to enter into the Merger Agreement, Parent has requested the Trust, and the Trust has agreed, to enter into this Agreement with respect to all shares of common stock of the Company that the Trust beneficially owns.

        NOW, THEREFORE, in consideration of the foregoing and the mutual promises, representations, warranties, covenants and agreements contained herein, the parties hereto, intending to be legally bound hereby, agree as follows:

        SECTION 1. Definitions. Capitalized terms used and not defined herein shall have the meaning assigned to such terms in the Merger Agreement.

        SECTION 2. Agreement to Vote. The Trust agrees to vote all Shares (as defined below) at any meeting of stockholders of the Company (a) in favor of the adoption of the Merger Agreement and the transactions contemplated by the Merger Agreement and (b) against (i) any proposal made in opposition to or in competition with the Merger and the transactions contemplated by the Merger Agreement, (ii) any merger, reorganization, consolidation, share exchange, business combination, sale of assets or other similar transaction with or involving the Company and any party other than Parent and Merger Subsidiary, or
(iii) any other action the consummation of which would reasonably be expected to prevent or delay consummation of the transactions contemplated by the Merger Agreement.

        SECTION 3. (a) Tender of Shares. The Trust agrees that it shall tender (or cause the holder to tender), pursuant to and in accordance with the terms of the Offer, all of the Shares to Merger Subsidiary at the Class B Offer Price. Subject to applicable law and SEC regulations, the Trust agrees that it will not withdraw Shares tendered pursuant to the Offer.

        (b) Grant of Option. The Trust hereby grants to Parent and Merger Subsidiary an irrevocable option (the "Option") to purchase the Shares at a price in cash per Share (the "Option Price") equal to the Class B Offer Price or any higher price paid by Parent or Merger Subsidiary for Company Class B Stock pursuant to the Offer or the Merger (but excluding any price paid to any shareholder who exercises dissenters', appraisal or similar rights in connection with the Merger).

        (c) Exercise of Option. The Option (i) shall become exercisable, in whole but not in part, for all Shares (less any Shares which Merger Subsidiary has accepted for payment or paid for in the Offer) immediately after the expiration of the Offer or, if later, the date on which (x) all waiting periods under the HSR Act or other applicable law shall have expired or been waived and
(y) there shall not be in effect any preliminary or final injunction or other order issued by any court or governmental, administrative, or regulatory agency or authority prohibiting the exercise of the Option, if, but only if, Merger Subsidiary has accepted for payment all shares of Company Stock tendered and not withdrawn in the Offer, and (ii) shall remain exercisable for a period of thirty
(30) days after the first such date on which the Option becomes exercisable. If the Option does not become exercisable due to (a) the withdrawal of the Offer prior to the Expiration Date, or (b) the failure of Merger Subsidiary to accept for payment all shares of Company Stock tendered and not withdrawn in the Offer, it shall be deemed to have expired. In the event that Parent or Merger Subsidiary wishes to exercise the Option, Parent or Merger Subsidiary, prior to the expiration of the Option, shall send a written notice to the Trust identifying the time and place for the closing of such purchase at least three
(3) Business Days prior to such closing, which notice may be given prior to the Option becoming exercisable and shall be considered irrevocable.

        SECTION 4. Representations and Warranties of the Trust. The Trust hereby represents and warrants to Parent that:

       (a) Ownership of Shares. The Trust is the record and beneficial owner of 45,815,000 shares (the "SHARES") of Class B common stock, no par value, of the Company, free and clear of any Lien and, subject to applicable law, free of any other limitation or restriction (including any restriction on the right to vote or otherwise dispose of the Shares). None of the Shares is subject to any voting trust or other agreement or arrangement with respect to the voting of such Shares. Except for the Shares, the Trust does not beneficially own any (i) shares of capital stock or voting securities of the Company, (ii) securities of the Company convertible into or exchangeable for shares of capital stock or voting securities of the Company or (iii) options or other rights to acquire from the Company any capital stock, voting securities or securities convertible into or exchangeable for capital stock or voting securities of the Company. Upon tender of Shares by the Trust pursuant to the Offer and acceptance for payment and payment for the Shares by Merger Subsidiary or sale of Shares pursuant to the Option, Merger Subsidiary shall be the owner of the Shares owned or held by the Trust free and clear of any Lien other than any Lien created by Parent or Merger Subsidiary or their affiliates. The execution and delivery of this Voting and Tender Agreement by the Trust does not and the performance of this Voting and Tender Agreement by the Trust shall not require any consent, approval, authorization or permit of, or filing with or notification to, any court or arbitrator or any governmental body, agency or official except for applicable requirements, if any, of the 1934 Act, and except where the failure to obtain such consents, approvals, authorizations or permits, or to make such filings or notifications, would not prevent or delay the performance by the Trust of its obligations under this Voting and Tender Agreement.

       (b) Authorization. The execution, delivery and performance by the Trust of this Agreement and the consummation by the Trust of the transactions contemplated hereby are within the Trust's powers and have been duly authorized by all necessary action on the part of the Trust, its trustees and its beneficiaries. This Agreement constitutes a valid and binding Agreement of the Trust enforceable against the Trust in accordance with its terms, subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar laws of general applicability relating to or affecting creditors' rights and to equitable principles.

       (c) Non-Contravention. The execution, delivery and performance by the Trust of this Agreement and the consummation by the Trust of the transactions contemplated hereby do not and will not (i) contravene, conflict with, or result in any violation or breach of any provision of the indenture creating the Trust,
(ii) contravene, conflict with, or result in any violation or breach of any applicable law, rule, regulation, judgment, injunction, order or decree, (iii) require any consent that has not been obtained or other action that has not been taken by any Person under, constitute a default under, or cause or permit the termination, cancellation or acceleration or other change of any right or obligation or the loss of any benefit to which the Trust is entitled under any provision of any agreement or other instrument binding on the Trust, except in the case of clauses (ii) and (iii) for such matters as would not impair the Trust's ability to perform its obligations under this Agreement.

        SECTION 5. Covenants. During the period commencing on the date hereof and continuing until the earlier of (x) the consummation of the Merger and (y) the termination of this Voting and Tender Agreement, the Trust agrees as follows: (i) the Trust will not convert the Shares into Class A Common Stock, and will agree to the placement of a restrictive legend on certificates for, and will request the imposition of stop transfer instructions with respect to, the Shares; (ii) the Trust will cooperate fully with Parent and Merger Subsidiary in connection with the Merger Agreement and this Voting and Tender Agreement; (iii) the Trust will use its best efforts to consummate the transactions contemplated by this Voting and Tender Agreement; (iv) the Trust waives all appraisal, dissenters or similar rights in connection with the Merger; and (v) any and all Company shares issuable as dividends on or upon stock splits, recapitalization or any other similar events involving the Shares shall hereby automatically become subject to this Voting and Tender Agreement.

        SECTION 6. No Proxies; Restrictions on Transfer. Except pursuant to the terms of this Agreement and the Merger Agreement, the Trust shall not, without the prior written consent of Parent, directly or indirectly (i) grant any proxies or enter into any voting trust or other agreement or arrangement with respect to the voting of any Shares or deposit Shares in a voting trust or (ii) give, offer, sell, assign, transfer, pledge, encumber or otherwise dispose of the record or beneficial ownership of, or enter into any contract, option, commitment or other arrangement (including any profit sharing arrangement) or understanding for the direct or indirect sale, assignment, transfer, encumbrance or other disposition of the record or beneficial ownership of, any Shares during the term of this Agreement, other than to a Person who becomes subject to and bound by the terms of this Voting and Tender Agreement.

        SECTION 7. No Solicitation. From the date hereof, the Trust will not, and the Trust will cause the trustees, employees, investment bankers, consultants or other agents of the Trust not to, directly or indirectly, (i) solicit, initiate or encourage the submission of any Acquisition Proposal, (ii) engage in discussions or negotiations with any Person concerning an Acquisition Proposal, or (iii) disclose any nonpublic information relating to the Trust, the Company or any of its Subsidiaries to any Person who, to the knowledge of the Trust, is considering making, or has made, an Acquisition Proposal. The Trust will notify Parent as promptly as practicable (but in no event later than 24 hours) after receipt by the Trust of any Acquisition Proposal or any request for nonpublic information relating to the Trust, the Company or any of its Subsidiaries by any Person who, to the knowledge of the Trust, is making, or has made, an Acquisition Proposal. The Trust shall provide such notice orally and in writing and shall identify the Person making, and the terms and conditions of, any such Acquisition Proposal. The Trust shall keep Parent informed of the status and details of any such Acquisition

Proposal. The Trust shall, and the Trust shall cause the trustees, employees and other agents of the Trust to, cease immediately and cause to be terminated all activities, discussions and negotiations, if any, with any Persons other than Parent conducted prior to the date hereof with respect to any Acquisition Proposal.

        SECTION 8. Ongoing Editorial Participation. Parent shall make appropriate provision for Russell B. Pulliam to continue in his role as Associate Editor (unless appointed to a more senior editorial position) and a member of the Editorial Board of and a weekly columnist for the Indianapolis Star until his departure by reason of retirement, death, or disability. Following Mr. Pulliam's departure, the trustees of the Trust may designate a successor to Mr. Pulliam with respect to the Editorial Board and columnist roles played by him, provided that such successor must be qualified by journalistic experience (which shall be presumed if such person is then a member of the Editorial Board of the Indianapolis Star) and is acceptable to Parent (with Parent's acceptance not to be unreasonably withheld). Parent's obligation with respect to Mr. Pulliam shall not extend after his 70th birthday, and it shall have no obligations under this Section 8 after the expiration of 25 years from the Effective Time. Notwithstanding the foregoing, columns published pursuant to this Section shall be subject to the newspaper's normal and generally applicable editorial standards.

        SECTION 9. Termination. (a) This Agreement will terminate on the earlier to occur of: (i) the consummation of the Merger and (ii) termination of the Merger Agreement in accordance with its terms; provided, however, that the Trust's obligations under Section 7 of this Agreement shall survive until the first anniversary of the termination of the Merger Agreement.

        (b) The provisions of Sections 7 (to the extent stated in Section 9
(a)), 8, 10, 15 and 16 will survive any termination of this Agreement.

        SECTION 10. Notices. All notices, requests and other communications to any party hereunder shall be in writing (including facsimile transmission) and shall be given,

        if to Parent, to:

               Gannett Co., Inc.
               1100 Wilson Boulevard
               Arlington, Virginia
               Attention: Larry F. Miller
               Fax: (703) 558-3827
               with a copy to:

               Gannett Co., Inc.
               1100 Wilson Boulevard
               Arlington, Virginia
               Attention: General Counsel
               Fax: (703) 558-3897

               and to:

               Nixon Peabody LLP
               401 Ninth Street, N.W.
               Washington, D.C.  20004-2128
               Attention: Richard F. Langan, Jr.
               Fax: (212) 940-9940

               if to the Trust, to:

               Eugene C. Pulliam Trust
               c/o Frank Russell
               135 North Pennsylvania Street
               Suite 1200
               Indianapolis, IN 46204
               Fax: (317) 231-9208

               and

               Munger, Tolles & Olson LLP
               355 South Grand Avenue
               Los Angeles, California 90071-1560
               Attention: Robert E. Denham
               Fax: (213) 687-3702


or such other address or facsimile number as such party may hereafter specify for the purpose by notice to the other parties hereto. All such notices, requests and other communications shall be deemed received on the date of receipt by the recipient thereof if received prior to 5 p.m. in the place of receipt and such day is a business day in the place of receipt. Otherwise, any such notice, request or communication shall be deemed not to have been received until the next succeeding business day in the place of receipt.

        SECTION 11. Amendments; No Waivers. (a) Any provision of this Agreement may be amended or waived if, but only if, such amendment or waiver is in writing and is signed, in the case of an amendment, by each party to this Agreement or, in the case of a waiver, by each party against whom the waiver is to be effective.

        (b) No failure or delay by any party in exercising any right, power or privilege hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege. The rights and remedies herein provided shall be cumulative and not exclusive of any rights or remedies provided by law.

        SECTION 12. Successors and Assigns. The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns, provided that no party may assign, delegate or otherwise transfer any of its rights or obligations under this Agreement without the consent of each other party hereto.

        SECTION 13. Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Indiana, without regard to the conflicts of laws rules of such state.

        SECTION 14. Jurisdiction. Any suit, action or proceeding seeking to enforce any provision of, or based on any matter arising out of or in connection with, this Agreement or the transactions contemplated hereby may be brought in any federal court located in the State of Indiana, and each of the parties hereby consents to the jurisdiction of such courts (and of the appropriate appellate courts therefrom) in any such suit, action or proceeding and irrevocably waives, to the fullest extent permitted by law, any objection that it may now or hereafter have to the laying of the venue of any such suit, action or proceeding in any such court or that any such suit, action or proceeding brought in any such court has been brought in an inconvenient forum. Process in any such suit, action or proceeding may be served on any party anywhere in the world, whether within or without the jurisdiction of any such court. Without limiting the foregoing, each party agrees that service of process on such party as provided in Section 10 shall be deemed effective service of process on such party.

        SECTION 15. WAIVER OF JURY TRIAL. EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATED TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.

        SECTION 16. Counterparts; Effectiveness; Benefit. This Agreement may be signed in any number of counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument. This Agreement shall become effective when each party hereto shall have received counterparts hereof signed by all of the other parties hereto. No provision of this Agreement is intended to confer any rights, benefits, remedies, obligations, or liabilities hereunder upon any Person other than the parties hereto and their respective successors and assigns, and Russell B. Pulliam with respect to Section 8 hereof. Execution of this Agreement may be made by facsimile signature which, for all purposes, shall be deemed to be an original signature.

        SECTION 17. Severability. If any term, provision, covenant or restriction of this Agreement is held by a court of competent jurisdiction or other authority to be invalid, void, or unenforceable, the remainder of the terms, provisions, covenants and restrictions of this Agreement shall remain in full force and effect and shall in no way be affected, impaired or invalidated so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party. Upon such a determination, the parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner in order that the transactions contemplated hereby be consummated as originally contemplated to the fullest extent possible.

        SECTION 18. Specific Performance. The parties hereto agree that irreparable damage would occur if any provision of this Agreement were not performed in accordance with the terms hereof and that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement or to enforce specifically the performance of the terms and provisions hereof in any federal court located in the State of Indiana, in addition to any other remedy to which they are entitled at law or in equity.

        SECTION 19. Miscellaneous. (a) Nothing in this Agreement will limit or require any action by a person who is a trustee of the Trust solely insofar as such person acts in his or her capacity as an officer or director of the Company.

        (b) The descriptive headings used herein are inserted for convenience of reference only and are not intended to be part of or to affect the meaning or interpretation of this Voting and Tender Agreement.

        (c) References in this Voting and Tender Agreement to any gender shall include references to all genders. Unless the context otherwise requires, references in the singular include references in the plural and vice versa. References to a party of this Voting and Tender Agreement or to other agreements described herein means those persons executing such agreements. This Voting and Tender Agreement is the joint drafting product of the parties hereto and each provision has been subject to negotiation and agreement and shall not be construed for or against any party as drafter thereof.

       (d) The Trust recognizes that successful consummation of the transactions contemplated by this Voting and Tender Agreement (including the Merger) may be dependent upon confidentiality with respect to the matters referred to herein. In this connection, until public disclosure thereof by Parent, Merger Subsidiary and/or Company pursuant to the terms of the Merger Agreement, the Trust hereby agrees not to issue any press release or make any other public statements or disclose or discuss such matters with anyone not a party to this Voting and Tender Agreement (other than such Trust's counsel, trustees and advisors, if any) without the prior written consent of Parent, except as required by law.

        IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of this 28th day of June, 2000.



                                        GANNETT CO., INC.



                                        By: /s/ Larry F. Miller
                                            -----------------------------------
                                            Name: Larry F. Miller
                                            Title: Executive Vice President



                                        EUGENE C. PULLIAM TRUST



                                        By: /s/ Myrta J. Pulliam
                                            -----------------------------------
                                            Name: Myrta J. Pulliam
                                            Title: Trustee



                                        By: /s/ Louis A. Weil, III
                                            -----------------------------------
                                            Name: Louis A. Weil, III
                                            Title: Trustee


                                        By: /s/ Frank E. Russell
                                            Name: Frank E. Russell
                                            Title: Trustee



                                        PACIFIC AND SOUTHERN INDIANA CORP.



                                        By: /s/ Larry F. Miller
                                            -----------------------------------
                                            Name: Larry F. Miller
                                            Title: Vice President